Exhibit 99.1

MODINE MANUFACTURING COMPANY

Moderator: Wendy Wilson
May 2, 2007
9:00 a.m. CT

Operator: Good day everyone, and welcome to today’s Modine fiscal 2007 earnings conference call and Web cast. Today’s call is being recorded. All lines will be in listen-only mode for the duration of the conference. Later, we’ll conduct a question-and-answer session. Instructions will be given at that time.

At this time, I would like to turn the conference over to Miss Wendy Wilson. Please go ahead, ma’am.

Wendy Wilson: Thank you April. Good morning, everyone, and welcome to today’s conference call and Web cast. Dave Rayburn, Modine’s CEO and President is with us today to give us some comments on the year and some of our current initiatives. And he’ll address any questions or concerns you might have. We’re also joined by Brad Richardson, our Executive Vice President of Finance and Chief Financial Officer.

Before we begin, I’d like to provide our usual caution that this morning’s call may contain forward-looking statements such as forecasts of business performance and company results and expectations about the company’s plans and future initiatives. Actual results may differ from those projected. For an in-depth discussion of risk factors that could cause actual results to differ from those mentioned on today’s call, please see today’s press release and our Form 10-K, which should be filed by May 30th. Additionally, the slides from today’s call will be posted on our Web site and will be available for download on May 4th. If you’ve not received today’s release, it’s available now on our Web.

And now I’d like to turn the call over to Dave.

Dave Rayburn: Thanks Wendy and good morning. And I do hope those that have access to the slides this morning help this dialogue to create value for you.

Brad will be reviewing the financial details of the quarter, the past year, the expectations for fiscal ’08 and beyond. But first, I will discuss the key takeaways from this call this morning that I would like to make sure that are well communicated, and provide an update on our progress in changing our business model.

Certainly, this morning, we are providing more transparency than historical. And certainly that’s appropriate given the complexity, a lot of moving parts this last year and this next year. More importantly though, we want to provide clarity on the value creation we are expecting from our strategic actions that I will be reviewing with you.

Bottom line, the results of today will not be the results of the future. There are significant headwinds that we are experiencing. Materials are a significant portion of our material buy, and we certainly do not have control of that. Aluminum and copper has been an issue over this past year, and the last several quarters, nickel has certainly skyrocketed.

Brad will provide more clarity in regards to that impact on Modine and what we’re doing about it.

Customer price downs is part of the territory that we’re in. Certainly some customers are more aggressive than others. We have seen some push back from the supply base which is encouraging. And I will talk further about what we’re doing in that regard.

We are experiencing cost in regards to our repositioning activities, closures of some facilities and some exciting new launches as well as a number of initiatives in regards to dealing with our globalization, such as our SAP rollout in North America.

And finally, this year, we are seeing already in the fourth quarter, and we will in the first half, North American truck volumes are down significantly. We do expect some rebound on our second half.

We continue to enjoy a very strong balance sheet and cash flow which provides us flexibility to deal with opportunities. Operating performance is improving. It’s very visible, which you will see in the swing statements that Brad will review, and we are very excited about a new roll out of what we call, what we call Modine Production System, MPS. And we are securing new business that supports our diversification strategy.

For fiscal 2008, we do expect improved operating margins despite the headwinds that I reviewed. We are making great progress changing the business model of Modine.

I’d characterize fiscal ’07 as a strategic transition year, although those strategies will continue to evolve over future years. And fiscal two eight, is a financial, transition year as a number of those strategies will be impacting our short-term earnings. Given the actions that I will be reviewing, the future of Modine is very bright.

So what are we doing in regards to changing the business model? We’ve been very active over the last three or four years and doing a number of things that many of our peers in our industry have been working on in regards to establishing metrics and standards and prioritizations. We’ve spun our aftermarket. We have tech centers that are world class. But over the last 12 to 15 months, we’ve become a lot more aggressive in changing our business model. It’s appropriate as we change our footprint in our, as our customers have. Organizational changes are a key part of that, manufacturing and realignment, getting the capacity in the right place, rationalization of markets, customers and products, and continuing to accelerate our technology, which had been a historical strength of Modine’s. All of this will lead to significant new business wins. Returning our gross margins to 18 to 20 percent, growth from nine to 13 percent, including acquisitions, and return on capital employed to 11 to 12 percent, which we’ve talked about in the past.

So in regards to organization change, we announced a new operating organization this last November, and we’ve gotten very good feedback from our customers to date. We’ve established five global product groups, three for the vehicular markets, engines, power train cooling and passenger cooling. And plus, the commercial products, product group as well as fuel cells. And we will talk some more about fuel cells in a little bit.

We’re very excited about what this product focus, organization on a global basis means. The recent win that we talked about at (Hyundai) is reflective of that, where the application work was done directly with the customer in Korea. The designs are worldwide designs, primarily coordinated out of Europe, and our automated processing in Europe will provide a competitive product for global distribution to (Hyundai).

Regional operations will provide us the best asset utilization by region. It will allow us to drive best practices through our small plant philosophy. Our customers are being focused both on a global and a regional basis. Again, many of our customers are global but act regional, so we have to make sure that we can do both.

We’ve also changed our support staffs. We now have a new product group, and our R&D group is now separated into two significant focus processes called pull and push, which I’ll talk about in a little bit.

We provided new leadership and structure in our information organization, information systems and purchasing. And we are very excited about the progress that we’re starting to make in our purchasing organization for, with low cost country sourcing, supplier consolidation and design standardizations.

We committed earlier to a 10 percent reduction or $20 million of our SG&A costs, driven by these organization changes as well as doing things like value stream mapping and our overhead organization. And we have attained that $20 million reduction. Further actions are under review in regards to our organization.

Manufacturing and realignment, we are establishing new capacity in low cost countries. This is to support regional growth opportunities that many of our global customers are moving into as well as regional customers. And it also provides us source cost reductions to bring back into our high cost countries. We finished the move into a new facility in Shanghai, doubling our capacity. We now have another facility under construction in China. We have announced and are under construction at a facility in India, in the northeast corner of Hungary, our second in Hungary, and a new facility in Mexico. All of these plans will be production ready this fiscal year and enjoy profitable sales next year.

North America capacity reduction and sales expansion, scale expansion. We have announced four closures, one of which last week in Jackson Mississippi, and we are consolidating production into other facilities, which are creating scale opportunities.

Twenty percent reduction is the net impact of these actions in regards to our floor space for our vehicular business in North America.

Other actions is we’ve closed our Taiwan business, which was part of our electronic strategy, which I’ll talk about in a little bit, and purchased the second half of our Brazilian joint venture, and I’m very pleased with the progress we’re making in Brazil today.

I mentioned earlier, Modine Production Systems, it’s really focused on alignment, leadership and speed, and we have multiple tools that will be applied. All of our leadership is now trained, and we’re rolling it out. And I’m a manufacturing guy from my background, but old dog, new tricks. I’m really excited about what we’re going to accomplish with this new initiative in our facilities.

Market, customer, product rationalization. We are driving customer discipline, commercial discipline. It’s important that we understand the hurdles that have to be made both from a profitability standpoint and strategic. Strategy first, then the financials, and we are making choices on specific pieces of business that we’re not pursuing, and even some customers that we are moving away from and embracing others.

We have contracts with our customers that we have to ensure that we enforce, and make sure that you understand the obligation that the customer has to their supply base.

We have been successful in getting some hardship pricing, last year, in one of, with several of our truck customers because we can’t control the materials cost. Also, we are also being successful specifically in nickel in regards to surcharges. And one specific would be this year we’re having some success on the construction industry. We will continue to pursue, passing through our material costs.

We have a great model in regards to outstanding technology and a diversified sales base, and it’s important that we continue to diversify that strength and use it. We have to use it with the customer, create value for them to make sure that we’re getting optimum price for the value we’re creating for our customers.

And we’re going to work hard at expanding relationships. I need to know my key customer’s CEOs, and I know many today. We need to know our suppliers, and we need to continue to have relationships with complimentary technology like the relationship we have with (Board Warner).

Market and product evaluations. Back to those strategies and profitability hurdles. Yesterday we announced that we are evaluating the potential spin off of our electronics business. We’ve stated publicly that automotive, although very important as it’s a base provides the scale to great technology, we are going to downsize the overall percentage of our automotive business from currently 36 percent to 25 percent. Automotive will be important, but we’ll be with those key customers that appreciate our technology. Acquisitions has been a very aggressive strategy for us in the last three years. We have made four acquisitions. And we’ll continue to evaluate exiting non-differentiating products.

All of this means we’re making choices. The new organization structure will allow us to make better choices on the front end. And those choices all drive improved profitability, return on the capital employed that we have to work with, tied directly to the incentives of our lead people. Profitability is more important than pure growth, and we’re going to see that over the coming years.

Technology acceleration, we have three world class facilities, not equaled by any of our competitors. And I invite any of you to stop by and see them if you’re in Korea, Germany, North America, in (Racine) specifically.

We’re expanding the predictive modeling tools that allow us to reduce our cycle times and our cost to develop new products. We are already off shoring some of that capability to India, and part of our plan in our new India facility to have resources in India to backfill our technology teams in Korea, North America, Brazil and Europe.

I mentioned a new structure from technology standpoint. We have really three separate groups to deal with technology, so we don’t become blurred on the timeline. First and foremost is the applications group that directly work with our customers on the immediate opportunities.

The pull group is the technology that were being pulled out of the organization by our customers as we identify those technical needs for such as the 20/10 engine requirements. The customers know what they want, they’re pulling technology from us.

And the last groups is the long-term focus, pushing technology to our customers where we have insights because we’re the best in our business and we have the relationships with universities and those chief technologists who are customers so we can bring latest technology like CO2 and fuel cells.

The new structure will allow us to have product roadmaps on a global basis, those five groups that I mentioned earlier.

You know, green is a popular thing today, and certainly it is with all of us on a personal basis. But this, all of this environmental green opportunity that’s on the horizon will create great opportunity for Modine, as it has in the past in regards to engine commissions, specifically diesel engines.

We have some great technology for engine systems that were focused at 20/10 and the phase four of highway groups. It’s an air cooled EGR system, and with, the advantage with the new technology is it can be applied into those vehicles where we’re running out of space, and if the conventional solutions were used, visibility on those tractors and construction pieces of equipment would be impacted.

This also has a potential application into the truck market. We’re bringing out high efficiency chillers, utilization (R4-10A) refrigerants in our commercial products business. And we’ve talked in the past about solid oxide fuel cells is something that’s emerging, and Brad’s going to talk about, and it’s going to have material volume within our planning horizon. Distributive product power opportunity is very real with customers like (Bloom Energy) and others.

And finally, we are very excited, and we will be talking about this more in the coming months, is in our traditional business, radiators, charge air coolers and condensers, we’re developing new technology. I would call it next generation technology that improves performance, improve durability, that weights less and the cost is less. It will certainly create a competitive advantage for Modine.

So with Brad, let’s go through some numbers.

Brad Richardson: Dave thank you. Thank you very much and good morning to everyone. The slide that you have up here shows our sales for the company as well as our earnings performance. As you can see, the sales of the company have doubled over the five-year-period, reaching nearly 1.8 billion in our fiscal 2007, which ended March 31. Over this period, you can see the company has expanded into Asia, and we have continued our focus on market diversification through the growth in the commercial (HVAC) business resulting from our acquisition of U.K. based (Airdale).

The earnings per share over the period followed the steady growth in revenues up until 2006 when we first began to experience the impact of rising raw materials, primarily copper and aluminum. As you can see on the bottom right slide, the major factors leading to the 2007 drop in profitability included significantly higher raw materials and customer related pricing pressures with the net impact of approximately $1 per share. We also incurred repositioning cost of about 27 cents per share. These were partially offset by approximately 47 cents per share generated through lower tax rates and tax planning projects.

The next slide shows our 1.8 billion in revenue split by market. The automotive and light truck market accounted for 36 percent of our revenues in fiscal 2007, which is down from 39 percent of our revenues in fiscal 2006. The lower pie chart highlights that a majority of our revenues in this market are in Europe, which primarily represents the long standing business that we have had with BMW.

The medium and heavy truck and buss market comprise about 37 percent of our revenue with nearly two thirds of our revenues in the Americas. The North American truck market is highly cyclical and is one of the primary drivers behind our near-term profit challenges given the downturn that we began to experience in this market in our fourth quarter.

As you can see, our growth goals remain unchanged. We expect over the five-year period to grow organically at four to six percent and acquisitions to add another five to seven percent, with our focus on growing the commercial products area as highlighted on the pie chart on the right.

We also expect, towards the second half of the five year period, that the fuel cell component business focused on stationary power will begin to ramp up at a very rapid rate.

The next slide here shows the overall change in our profitability on a full year basis. You can certainly see that the analysis is quite complicated as we reconcile from the $1.78 per share that we earned in fiscal 2006, to $1.31 per share in fiscal 2007.

So let’s walk through the various key elements that drove the change in profitability. Starting first with volume, which added about 17 cents per share to our earnings performance, and this was really driven by the strength of the North American truck market for three quarters of the year, and the global off highway markets.

Operating performance added 43 cents per share, and really was a function of improved asset utilization, cost reduction initiatives and purchasing savings. The real driver of our profits, though, can be shone by the net impact of commodity prices. Commodity prices drove our profits down by about $1.19 per share, and we were able to cover through our agreements, what we call our material pass through agreements, about 67 cents of this $1.19 decline. We had our ongoing customer price downs, which represented about 1.5 percent of our revenues, and we did, as I mentioned earlier, incurred repositioning costs of 27 cents per share, which was associated with the announced closure of the four North American facilities that Dave spoke to, as well as the closure of our Taiwan facility, plus costs associated with early retirement and severance programs primarily here in North America.

The variance, the negative variance that you see in other primarily represents warranties, mix, and other non-material cost escalations.

This slide is in a similar format to the previous slide, but shows the key factors contributing to the change in quarterly profitability, ultimately resulting in a nine cent per share loss in the fourth quarter of our fiscal 2007.

As I mentioned earlier, volume, which was primarily driven by reduced North American truck build rates and North American automotive volumes, resulted in a 20 cent decline in the overall profitability versus fiscal, the comparable quarter fiscal 2006.

Commodity prices, which had a net impact of about 10 cents per share, does indicate that we are gaining traction on some of our material pass through agreements.

I would note that in the area of warranty, which had a negative effect of 10 cents, was really related to two specific program issues in our European operations. And again, we did have repositioning costs, which was primarily associated with North American plant closures.

Given the material impact that metals had on our 2007 performance, that is, again, about 50 cents per share net of pass through to our customers, it is important to understand the movements and the commodities coupled with the expected sensitivities of the impact of movements on our future profitability. Raw materials do comprise about 21 percent of our total cost of goods sold.

During fiscal 2007, we saw copper prices increase by two thirds, averaging slightly under $3.25 per pound. Current prices for copper, after falling significantly late last year, have rebounded and are now at $3.60 per pound.

Aluminum, which represents our single largest raw material with 74 million pounds of annual usage, increased by 27 percent to average $1.32 per pound for fiscal 2007.

And nickel, which is used in our high performance engine related products, more than doubled in fiscal 2007, and has continued its rapid run up with the current price of approximately 23 cents, excuse me, $23 per pound.

The table at the bottom of the chart shows you are expected fiscal 2008 usage and the impact of a five percent change in prices, net of what we would expect to recover from our customers through contractual price increases. An approximately five percent change in commodities from the current levels would impact our EPS by an estimated 10 cents per share.

We are clearly concerned, as I know you are, about the overall trend in the gross margin, which has declined at a fairly rapid rate in the last couple of years. Fundamentally, starting in our fiscal 2006, we began to see the impact of rapidly escalating commodity prices. Further, in fiscal 2007, we were adversely affected by charges associated with plant related closures.

For fiscal 2008, despite the impact of lower overall volumes, we expect the gross margin to stabilize in the 16.1 to 16.5 percent range. We are highly focused on the driving of business to a gross margin of 18 to 20 percent over the next three years, which is in line with our 11 to 12 percent return on capital employed goal.

There is no doubt that our response to this goal must be to focus on profitability versus simply growth. We are rationalizing our customers and platforms as evidenced by our decision not to accept the follow on (Jeep Liberty) business.

We continue to focus on divesting assets such as the electronics business, which does not meet our profitability or strategic objectives. The gross margin improvement is also driven by the realignment of our manufacturing phase. By 2010, we will no longer have transition costs associated with plans slated for closure, and our four new facilities will be ramping up, thus being accretive to our margins.

Further actions to drive the gross margin improvement include projects underway to standardize materials, holding firm in our commercial negotiations, as evidenced by the recent nickel pass through agreements that we have achieved with certain customers, and rolling out the next generation power train cooling technology that Dave spoke to.

Our cash flow remains strong in fiscal 2007, which represents the 7th year in a row that we have achieved over $100 million in cash flow from operations. As we have consistently stated, this cash flow is being redeployed in support of profitable growth, acquisitions and returns to the shareholders in the form of dividends and share repurchases.

Our organization, and as Dave mentioned, through our management compensation systems, is incented to derive and, continued improvements in cash flow. During the fiscal year, our DOS averaged 53 days, and our inventory turns averaged 13 turns, which adjusted for our Brazil acquisition, reached an all time high.

In terms of our financial position, our debt, which about 85 percent of our debt is fixed rate debt with an average of 5.3 percent interest rate. The debt did increase from 158 million in fiscal 2006 to 179 million at the end of fiscal 2007 due to acquisitions and share repurchases.

The debt to capital ratio was 26.7 percent at the end of fiscal 2007, and I would note, excluding the pension adjustment that we made associated with FAS 158, if we had not had that adjustment, our debt to cap ratio would have been 24.8 percent, so very conservatively financed. And our target is to keep this debt ratio below 40 percent.

Also, just in terms of other financial obligations, our U.S. defined benefit plan funding did improve in fiscal 2007 by $12 million, which represents a net under funded position of about $27 million.

This slide provides our fiscal 2008 guidance for the company. As Dave mentioned, we think it is quite important for our investors to understand how we expect the company to operate during the downturn in the North American truck market. The assumptions do assume that the electronics business is carved out of these estimates and is treated as a discontinued operation.

We expect sales to range between 1.65 and 1.7 million, which again is down from fiscal 2007 due to lower U.S. truck and North American automotive volumes, as well as the elimination of the electronics business. We do expect that sales in Europe and Asia will show increases and we also expect strong growth in our commercial products business due to market strength and new products.

As mentioned previously, we expect a stable gross margin, however, we expect the operating margin to improve as we get leverage from our SG&A reduction initiatives. The sales and margin assumptions result in an expected pre-tax earnings in the 36 to $50 million range.

Our tax rate, which is expected to be in the 25 to 29 percent range, although low by historical standards as profits shift to regions outside of the higher tax regime here in North America, will have a negative impact on the EPS comparison as we move from a negative tax position in fiscal 2007 to a positive tax rate, which, again, is in the 25 to 29 percent range.

The pre-tax improvement, again, in earnings, is more than offset by the higher tax rate results, which results - excuse me - in an estimated EPS in the range of 80 cents to $1.20. I would note that we expect EPS to be backend loaded based on the assumption that the North American truck market will gradually gain traction.

We expect the capital spending in the 85 to $100 million range, which is primarily driven by the four plants under construction, and appreciation to average between 75 and $80 million.

I would draw your attention to the qualifier at the bottom of the page. These estimates are based on a number of critical assumptions, which could change significantly, thus impacting the overall earnings performance.

So to close here, I’d like to use the slide that Dave started with, which is around changing our business model. Clearly we have changed our organizational structure, which is designed to bring much greater product focus in support of our customers. We are aggressively realigning the manufacturing base with reducing capacity here in North America, but expanding outside of this region into higher profit, higher growth markets. We continue to rationalize both at a market level, customer and product level, and again, we’re very, very excited about the technology that is continuing to accelerate.

These factors do give us confidence in the gross margin target that we’re outlining today, and gives us confidence to reiterate our growth targets of nine to 13 percent and our return on capital employed targets of 11 to 12 percent.

And at this point, we would like to turn it open for questions.

Operator: Thank you. The question-and-answer session will be conducted electronically today. If you would like to ask a question, simply press the star key followed by the digit one on your telephone keypad. Also, if you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment.

Once again, press star one if you’d like to ask a question or make a comment. We’ll pause for just a moment.

And we’ll first hear from Rob Damron of 21st Century Equities.

Rob Damron: Hi, good morning guys.

Male: Good morning Rob.

Male: Good morning Rob.

Rob Damron: I wanted to get a little bit more clarity on the operating expense going forward. I know last year you, it appears that you’ve taken out about $20 million of expenses out of the infrastructure. Maybe you could give us a little bit more clarity on what additional expense or how much additional expense do you think you can take out of the organization and in what areas.

Brad Richardson: Yes, I think Rob, you know, the $20 million was clearly coming out of the SG&A reduction. And that is factored into kind of the earnings guidance that a significant amount of that $20 million will be delivered. There is, there are some offsets associated with some of the launch costs that we have with the new plants that are under construction, which are flowing through pre-start up through SG&A. But again, you should see the $20 million come through. Next year, you know, the kind of operating improvement that you saw this year, for example, the $22 million worth of plant performance, we would expect, again, that we would have another year of very, very strong delivery on the plant performance. But this is, this is necessary, obviously, to support the ongoing price downs that we have with our customers as well as to address the overall decline in profitability driven by the lower build rates. So again, I think the kind of reductions that we’ve seen, again, on the SG&A, which we’re encouraged on and on the operating performance that we would expect, again, to repeat itself next year as factored into the overall guidance that we’re providing both on gross margin and operating margins.

Rob Damron: OK, that’s helpful. And then just another question regarding the North American truck volume. I guess you gave a number in the release, but maybe you could talk a little bit about how you expect that to roll out over the next 12 months, you know, the, what kind of percent decline you expect in that business, maybe in the first half of your fiscal year and then how it might play out in the second half of the fiscal year.

(Dave): You know, this is (Dave). Rob the - our assumption for our fiscal year is 220,000 class A trucks and that’s consistent with most of the folks in the marketplace are saying on the calendar year which - and they’ve all said it’s rear-end loaded. We are seeing our first quarter to be less than what we expected. I don’t have that number right on my hands on an annualized basis, but our first quarter looks to be softer than what we expected in our planning cycle. We continue to hear significant support of the continue - of the higher volumes for the year. We will have the benefit of one quarter offset because our last quarter will be the first quarter of next year. And so, I think we will be very heavily rear-end loaded. Whether that annualized number is accurate or not, I think there’s a lot of moving parts. I think we’ll have much better clarity at the end of the first quarter.

Rob: OK, and then just last question from me, you typically announce the - your net new backlog on an annual basis, would you expect that that is running about where it has been running or, you know, with the new business that’s been announced over the last several months, you know, is that - I guess is that moving up or down?

Male: Yes Rob, I mean we - we do typically announce that at our annual meeting and what I would say to that is we have - we’re unchanged in terms of our overall growth guidance at this point, which is, you know, we can talk about net new business, but really it’s implicit in the four to six percent organic growth. And again, you know, we’re not changing our outlook on that particular metric.

Male: Rob, I will say that with the emissions change both in North America and in Europe both for truck and (off) highway construction and Ag, there will be decisions made over the next six to 12 months in both North America and Europe that we are very excited about because we - especially on the engine side we have some significant new technology that I had commented on partial - part of that. And so, we’ll get much better clarity over the winds beyond what we already have.

Rob: OK, that’s helpful. Thank you.

Male: Thanks Rob.

Operator: Next question from David Leiker of Robert W. Baird.

Male: Good morning, David.

David Leiker: First I want to say great job on the slides and the ((inaudible)) disclosure and the release, I think that’s great.

Male: Thank you, David.

David Leiker: Some balance sheet numbers to start with, your current asset, you know, long-term asset numbers both changed ((inaudible)) anything in particular behind that, the other current assets and then the long-term-

Male: Yes - yes, I mean what’s behind that, I mean I talk about the - the long-term, the other non-current assets from the end of last year’s fiscal year to this fiscal year you can see there’s roughly about a $50 million drop. And, this really has to do with the adoption of (FAS 158), which is the pension accounting which effectively requires us to write off the assets and reestablish those assets down in the - at the liability on the balance sheet down in other non-current liabilities so you can see that swing.

David Leiker: OK. And, what about the other current asset number?

Male: The …

David Leiker: - dollars.

Male: The other - the other non-current asset number, you know, is partially impacted by our acquisition in Brazil as well as deferred taxes that again are factored into this - we can - we can do this offline, but are factored into this pension accounting change.

David Leiker: OK. And, so one more balance sheet number, I understand working capital was up from the acquisition. It - ((inaudible)) look like receivables and payables ((inaudible)) because it was mostly inventory, you got a big jump in inventory but the receivables and ((inaudible)) numbers are relatively flat.

Male: Yes, and I’m, you know, very pleased with the receivable progress. Albeit the receivables, you know, are coming down as a result of, you know, the lower revenue base that we operated on in the fourth quarter. The inventories though, again, as you point out, the acquisition itself added about $15 million to our - that is the Brazil business had about $15 million in inventory.

David Leiker: OK so - and then, shifting here a little bit to the repositioning, you had ((inaudible)) $14 million of costs here in ’06, what do you think those numbers are in ’07?

Male: You’re talking about fiscal oh - we actually had 13.6 in ’07, what are we expecting in …

David Leiker: Fiscal ’08.

Male: … fiscal ’08? Well, they are going to be down, but built into our guidance is a number and call it the three to $5 million range.

David Leiker: And, are those - are there still ((inaudible)) closing coming on or not those?

Male: No, these are ongoing costs associated with the facilities that have been targeted for closure.

David Leiker: But, so you have currently no additional plans for plant closure?

Male: We have, Dave, a number of studies underway, both - in all regions I would say. And so, I would say stay tuned, if it makes sense, we will - we will take action. Also a part of this is the win rate in regards to new business, which we’re excited about and certainly I would rather fill plants up than close them. But, a large depends on our success. And, I mentioned that new technology that we have, I am very excited about being able to better differentiate in the marketplace in this segments I talked about.

David Leiker: OK. And then, yes just (piling) up on that Dave, you know, I ((inaudible)) the last couple of years you made a comment that this new business was going to go into existing capacity. It looks like you’re reducing capacity here and opening capacity in other places. If you could just reconcile that for us.

Male: Yes, in North America, for example, some of the closures are directly related to business that we’ve chose not to pursue or didn’t secure. It’s part of that is the mix between aluminum and copper. But, a part of the strategy in North America is our footprint is going to be down 20 percent, but we actually have five facilities that are actually going to get closer to a scale position than they are today by moving some business around between those - from closures to those facilities as well as some new wins.

David Leiker: OK, and then one last - one last thing. Brad, did you say that your guidance has electronic cooling businesses at discontinued (appheration)?

Brad Richardson: Yes, so in all of the EPS guidance and the sales guidance, the margin guidance, it’s pulled out - that is the electronics would be shown - if I can use the term below the operating level. So ((inaudible)) it is out of our guidance.

David Leiker: Have you classified that operations already?

Male: Not - no, that would be something that we would look at for our first quarter.

David Leiker: OK, what were the revenues of that business in ’07?

Male: About $32 million.

David Leiker: And, did that lose money for the year then?

Male: Yes, it did. If you look at the other press release, the press release and look at the other segment results, I mean you’ll see that the business lost about $8.1 million which, you know, that segment, if you will, includes most of the electronics business, there’s a little bit of the fuel fill but it’s mainly electronics. But, as we have said, in the press release, a large part of that loss was associated with the Taiwan operations and that the electronics business excluding Taiwan, that is our operations in Lancaster, Pennsylvania and (Ashington) in the United Kingdom were operating at break even towards the latter part of the year.

David Leiker: OK, and your fourth quarter numbers still had the electronic number in it?

Male: It did.

David Leiker: OK. And then, have you taken in - I don’t recall in the charges that you’ve taken in the past if you’ve taken an impairment charge for that?

Male: No, we have not. That business - we did evaluate that as part of our closing but that business has sufficient value to cover the amount that we have invested in it at this point.

David Leiker: And then, can you - could you give us what the book value ((inaudible)) today?

Male: It’s, you know, roughly in the $10 million range.

David Leiker: OK. I got a bunch more, I’ll come back with those, I’ll let someone else go. Thank you.

Male: OK - OK David.

Operator: As a reminder, if you’d like to ask a question press star, one. Once again, press star, one if you’d like to ask a question or make a comment. We’ll now hear from Adam Hurwich of Calcine Management.

Male: Good morning.

Male: Good morning Adam.

Adam Hurwich: There were good questions, some (stan) something a little bit perspective structural. (Borg Warner) is talking about 2008 being a year of material pick up in diesel applications in the North American markets specifically in the light vehicle sector. Does the value that you bring - is the value per vehicle in a diesel engine greater for you than it would be in a gas engine and would that have an impact on your earnings going to ’08, ’09?

Male: Yes, absolutely. The gains that we’ve made over the last few years and we certainly see what the new emission laws is - our content continues to increase on whether it’s a truck or an automobile with diesel. Exhaust gas recirculation is the - is the one prime product that is in there. But, we also see fuel coolers and we also see incremental oil coolers and this is a segment that we have very, very good technology. So, the answer is yes. The initial North America gain in diesels will be imports, obviously. But, there’s quite a bit of activity in regards to creating capacity to deal with that conversion in North America. And that’s, you know, several years out.

Adam Hurwich: And then, just a quick follow-up, the other thing that you mentioned the environmental issues as well, one of the things I’m noticing is well if there’s this change in materials that’s being used in the actual diesel engines themselves. They’re using much more compact graphite iron, and they’re going to be using more going forward, which means that the temperatures go up as well in terms of the - in terms of just how these things operate. I assume that’s sort of what you’re referring to in terms of the value content going up, and you’re addressing some of those issues.

Male: Well, there’s two pieces. There is higher material content in some of these products because of the materials. There are stainless steels with a high nickel content, so yes, that’s true.

Male: Thank you very much.

Male: Thank you.

Operator: As a reminder -

Male: Yes, the ((inaudible)) -

Operator: - if you’d like to ask a question or make a comment, press star-one.

We’ll take a follow-up from David Leiker of Robert W. Baird.

David Leiker: Dr. (Yen), and have you - as you reposition the company here, have you done anything - I mean, you’ve taken action to take $20 million out of your SG&A, which it sounds like on a run rate, we’re seeing that today. Is that correct?

Male: Yes, it’s starting to come through, and you’ll see it come through starting even more in the first quarter. That’s correct.

David Leiker: Are there plans - your SG&A as a percent of revenue is still reasonably high. I don’t - you know, what - what’s your R&D spend as a percent of revenue?

Male: It - it’s roughly, call it, 4.5 percent. You know, what - the model that we laid out, David, you know, of the 18 to 20 percent gross margin, if you factor in kind of S&GA - again, and this is kind of by the 2010 period - if you factor in SG&A at about 12 percent of our revenues coupled with, you know, a slight improvement in our assets turns, that’s where you get the company to the 11 to 12 percent. So that’s kind of the financial model, if you will, that we’re using to kind of drive and control the company.

David Leiker: And that 12 percent would include four to five percent in R&D?

Male: Correct.

David Leiker: OK. Great. Thanks. Then what - is there anything you did particularly in ’07 on tax planning related to a tax rate that’s beyond the shift in mix of where the income came from?

Male: Yes, in fiscal 2007, we did two very significant tax planning projects, one associated with the closure of our Taiwan operations, and the second was associated with the way we structured the acquisition of our Brazil operations. And then we also again took advantage of the R&D tax credit. So the tax - why the tax rate was down significantly, actually was negative.

David Leiker: And those are - those are kind of one-time things in ’07 that don’t carry over into ’08?

Male: That’s correct.

David Leiker: OK.

Male: Other than the R&D, David, which it’s factored into our guidance.

David Leiker: OK, and -

Male: He’s still working on his performance review - his ongoing tax planning activities.

David Leiker: OK, and then on the revenue guidance you gave, I just want to try and reconcile something here. What are you expecting - and at one point you were talking that your commercial vehicles revenues would be down less than 50 million. Obviously, with what’s going on with freight liner in the market, you know, that number’s probably bigger than that. Can you give us a sense of what you’re looking for?

Male: Yes, I mean, you know, these are just very, very rough numbers, but it’s factored -

David Leiker: Right.

Male: - in to kind of this guidance is that, you know, North American revenues is where - or the North American business is where we’re going to see the decline, because we’re seeing growth elsewhere. And just in rough terms, you know, you’re looking at about $100 million drop, of which call it 60 million of that’s associated with the Class 8 and medium duty truck build rates. The balance is in our automotive space, and that’s driven by, again, the decision to walk away from the Jeep Liberty business as well as the platforms that we’re on - and David, I know you have views on these, the Dodge Durango and the Dodge Ram, which those build rates continue to be very, very depressed.

So, you know, that’s where we’re seeing the overall revenue decline, and certainly, the impact on profitability is more on the truck side as the automotive programs weren’t nearly as profitable.

David Leiker: OK, and then in ’07, you give a number here like revenues would have increased for - excluding acquisitions and currency, what were those numbers split between the two?

Male: OK. So I’ll just give you the - in talking full-year fiscal ’07 versus fiscal ’06, currency added about 36 million positive to our revenues, and the Brazil acquisition added about $77 million to our revenues.

David Leiker: Do you happen to have the Q4 numbers as well?

Male: I do. I’m always prepared for -

David Leiker: OK.

Male: - you, David.

David Leiker: Except the last meeting.

Male: Except for the last time when I couldn’t get the depreciation number quite right. I still remember that by the way, but -

David Leiker: I forgot about it.

Male: So the foreign currency impact in the fourth quarter was a positive $15 million, and Brazil had a positive contribution of about 24 million in revenues.

David Leiker: And is there anything left in Brazil to carry over into ’08?

Male: It’s very small. I mean we had Brazil for about 10 months, so I guess you could do a slight annualization. But-

David Leiker: OK. Did you happen to calculate a profit impact for the currency? That’s kind of a hard number to get to.

Male: Yes, I mean, we’ve got kind of a rough estimate that - I mean, certainly that is - it’s roughly about $2 million in favorable profit impact associated with the translation of the Europe - primarily the European profits, and that’s what I would estimate it for the full year and - let’s see, about a half a million or so for the fourth quarter.

David Leiker: Good. And then at one point, if you take your new business number that you put out there once a year, ((inaudible)) kind of broken that out in our model that it was somewhere around $100 million or so of incremental volume in ’08. Is that still a reasonable number? Obviously that’s not a net number, give, you know, what’s going on, on the auto side, but I don’t think the Liberty was in there either.

Male: Yes, I’m not exactly. You stumped me a little bit on how to answer that other than, you know, the net new business that we announced last year, we clearly were more explicit at saying that that was more back end loaded, i.e. it’s coming when the - as (Dave) mentioned earlier - the 2009, 2010 programs kick in. So we didn’t have in this current fiscal year that we’re starting, fiscal ’08, you know, a significant impact from new business launches, but I just - I don’t have the ((inaudible)) reconciliation you’re looking for.

David Leiker: And I would - and I would guess that the freightliner business, you know, is in there, and that’s happening, obviously, a lot later than what you thought.

Male: That’s correct.

David Leiker: Is there any way to quantify what kind of impact that’s had? I mean is that a 20, $25 million number that you - that you’ve lost during Q1 and Q2?

Male: Yes, I mean the overall - that would - that number wouldn’t be too far off.

David Leiker: OK. All right, that helps on that. And then going through sequentially from your - from the March quarter to the June quarter. We had Class 8 truck build down about 20 percent in Q4, whereas we’re probably going to be down more than 50 percent here in Q1. You’ve got commodity costs at the end of the quarter are higher than at the average. You kind of walk through this, and I’m trying to get my arms around how - what factors that make Q1 meaningfully different from what we saw in Q4. In the environment, those two things are probably pretty reasonable negatives.

Male: Yes, and I guess what I would say is that that logic’s pretty sound from the standpoint of, you know, we do expect the first quarter that we’re starting here to be quite challenging given the very, very depressed build rates. We -

David Leiker: OK.

Male: - do have, you know, typically, for example, our European business does better in the first quarter. The fourth quarter, you know, they’re down because of the overall - because that business is booked on a one-month late, so they have a big holiday shutdown in their fourth quarter numbers, so we would see a positive impact from Europe. But, you know, the - David, I think without getting into all the quarters, I think expectations should be that this guidance we’re giving is going to - it’s going to be a tough kind of first quarter, and then it’s going to start to improve and with the overall guidance saying that our earnings are back end loaded.

I mean, and the truck - I mean, we’re not looking for the truck build to really recover until Q4 - calendar Q4. So that would imply your - the whole first half would probably be pretty similar to Q4, other than the ramp-up for the freightliner business.

David Leiker: OK, did you have a - do you have a specific start date for the - for when they’re going to start building those?

Male: Well, we are. We’re building now. It’s just at a lower rate.

David Leiker: Oh, it is? What about ramp-up on it, though? I mean -

Male: Yes, we - I would say it’ll be second quarter, but we - it’s not visible in the first -

David Leiker: OK.

Male: - on the ramp-up materially.

David Leiker: OK, and then - and then the last thing here, to end on a positive note I hope. I - is fuel cells?

Male: Yes, we’re getting closer and closer to, you know, those 2010 number that a lot of folks are out there saying they’ll have fuel cell vehicles out on the road.

David Leiker: I mean, you - what do you have - do you have any Borders book -

Male: We -

David Leiker: - on just these experimental development type orders at the moment?

Male: Yes, let me there’s really three segments of our fuel cell business. The one that is very exciting probably the longer term is the reformer activity with Chevron -

David Leiker: OK.

Male: - and we have a very active - have had and continue to have an active program with them in regards to, you know, this reforming basically natural gas on point of distribution. And there’s some beta product out there and more to be produced.

Secondly, is where we started was in the PEM fuel cells, you know, back with the (Ballard), you know, relationship was established. We are very active in all of those engines that are out there in beta test except for a couple OEs that are full - that are vertically integrated. But a large percentage of those PEM systems both on cars and busses are ours. We’ve set it - we’re about on 85 percent of the vehicles out there in beta test. I - that number’s correctionally correct.

The area that we see that’s emerging as meaningful volume or material volume in our planning - and we’ll stay very engaged in those other two segments. The area that we’re now taking the covers off and actually saying with our planning cycle five years is we’re going to see meaningful volume is in distributive power, and that is with several different companies where the size of the units, some companies would view - focus that one KW size versus some other - some others on smaller. And that’s the area where we see because of the economics of not having disruption, i.e. California, plus developing countries, and we’re seeing very good durability results from these units is that’s the area that we see ramping up from ((inaudible)), you know, in our short-term cycle.

David Leiker: I mean is that - when you look out on ((inaudible)), is that ((inaudible)) revenue at 20, 50 million? I mean is there some sense of scale you can give us when you look out, you know, that five-year horizon?

Male: Yes, well, what we’ve done on the - and let me just add one other point to (Dave’s) point, the economics of the stationary power that he spoke to and the reliability - excuse me - of power. The other thing, too, is, is what we’re encouraged about is quite frankly the green agenda that’s being pursued for - by the likes of Wal-Mart that is also, you know, creating demand for this emerging technology.

As we look out to the five-year plan, I mean, you can see on the pie chart that we’ve provided, which again, is intentionally trying to be more illustrative, but, you know, this could clearly be, you know, call it in the high 10 percent of our revenues at the end of the five-year period. And it could be - you know, it’s - could be more than that. It’d be more than that, but certainly, you know, we’re making, as (Dave) said, very, very good progress on the key relationships that we have, and ultimately on ensuring the commercial success of our components in these products.

Male: We’re all - we’ve also piled up a significant amount of intellectual property.

David Leiker: Is that relationship (Ballard)?

Male: No, on the solid oxide fuel cells, that is Bloom Energy for one, and I can’t comment on others.

David Leiker: What about on the stationary?

Male: That is stationary. That’s solid oxide. That would be the stationary.

David Leiker: Oh, they’re doing solid - OK. And then if you look at that in that five-year planning stage, is that something where, you know, it’s a few million dollars in year four or five that takes off, or is it somewhat of a straight line to get there?

Male: No, I mean I think you’ll - as I said in my prepared comments that it’s the second half of the five-year period where you’re going to start to see it really ramp.

Male: we do not have any material volume in these comments with regards to the (PEM) fuel cells or the reformer. We stay engaged there and certainly is if those were to become justified and take off, then that would be incremental to what we're talking about.

Male: So this is all based on stationary?

Male: Yes, that's correct, solid oxide stationary.

Male: OK, and then the last thing on the fuel cells is, David, you had made a comment that you're working with almost everybody. Which (OE's) fuel cell programs are you not involved with?

Male: I don't want to be -- actually, I'd rather not at this point, because I'm not completely sure. I think I know, but I'm 90 percent sure, ((inaudible)), I'd rather not say.

Male: If you could follow up with me on that, just so I could have a perspective on that.

Male: Yes.

Male: If possible.

Male: Yes.

Male: OK, great. That's all I have. Thank you.

Male: Thank you.

Operator: And there are no further questions at this time. I'll turn the conference back over to you for any additional or closing comments.

Male: Well, this is certainly a very long and detailed press release. I hope it brings clarity to what has happened and what we're working on. As I said, the intent of the slides, and I appreciate David's comments, is that we're trying to make sure that you have a perspective of where we're taking this company.

Certainly we all take very seriously the short-term earnings challenges that we have seen and the challenge that we have in this coming fiscal year.

But I will reiterate as the management group, we are very excited about the new structure, the product focus that we have, and the new manufacturing footprint that we continue to roll out, and what we're talking about the future is we have a lot of confidence in.

So with that, I thank all of you for your participation and look forward to talking to you next quarter. Thank you.

Operator: That does conclude today's teleconference. Thank you all for your participation. You may now disconnect.

END